ARTICLES OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                         ELECTRONIC FUEL CONTROL, INC.
       (Pursuant to Georgia Business Corporation Code Section 14-2-1006)

         ELECTRONIC FUEL CONTROL, INC. (hereinafter called the "Corporation"), a corporation organized under and by virtue of the Georgia Business Corporation Code, does hereby certify.

         1. The name of the Corporation is Electronic Fuel Control, Inc.

         2. The text of each amendment as adopted is as follows:

         3. The foregoing amendment was adopted by the Board of Directors and shareholder action was not required for approval.

Executed on this 29th day of April 1998.

                                                /s/ Jeffrey F. Davis
                                                --------------------
                                                Jeffrey F. Davis